Exhibit 99.1

LEVI
STRAUSS
   & Co.
  NEWS

1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS
SAN FRANCISCO (April 11, 2006) — Levi Strauss & Co. (LS&CO.) today announced financial results for the first quarter ended February 26, 2006 and filed its first-quarter 2006 Form 10-Q with the Securities and Exchange Commission. First-quarter results were consistent with the company’s expectations. Revenue declined while net income improved.
Net revenues for the first quarter, which include net sales and licensing revenues, were $960 million compared to $1,019 million for the first quarter of 2005, representing a decrease of $59 million or 6 percent on a reported basis and 4 percent on a constant-currency basis. Lower revenue reflects a net sales decline in Europe as a result of weaker demand for Levi’s® products and exiting certain retail accounts as the company aligns its European retail base with its premium product strategy. Revenue also was impacted by weaker foreign currencies and reduced sales of the Levi Strauss Signature® brand at U.S. Wal-Mart stores, where private label products gained additional floor space and some seasonal men’s products were shipped in the second quarter of this year compared to the first quarter of 2005. These decreases were partially offset by continued growth in the Asia Pacific Division and the U.S. Dockers® brand, and an increase in licensing revenue.
Net income for the first quarter increased 14 percent to $54 million compared to net income of $47 million in the same quarter of 2005. The improvement was due primarily to a $23 million loss on early extinguishment of debt recorded during the first quarter of 2005 and lower interest expense in the 2006 period, partially offset by lower operating income.
“First-quarter results were in line with our expectations,” said Phil Marineau, chief executive officer. “Sales were down, but net income was up. We planned on lower revenues because we are in the midst of transforming the business in Europe, and in the U.S. some of our retail customers are consolidating. We lost some fixtures at U.S. Wal-Mart stores to private label, but continued to grow the Levi Strauss Signature® brand with other retail customers and gain share overall in the channel. I am pleased that the Dockers® brand grew for the second consecutive quarter. And our Asia Pacific business remains a steady source of both revenue growth and profits.”
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LS&CO. Q1 2006 Results/Add One
April 11, 2006
First-Quarter 2006 Results
•	Gross profit decreased $43 million to $457 million compared to $500 million in the first quarter of 2005. Gross margin was 47.7 percent of revenues for the 2006 quarter compared to 49.1 percent of revenues in the same period last year. The reduced gross margin rate in the 2006 period was primarily due to lower margins in Europe.

•	Selling, general and administrative expenses decreased $30 million or 9 percent to $285 million in the first quarter of 2006 from $315 million in same period of 2005. Lower SG&A expenses in the 2006 period were primarily attributable to a nearly $20 million decrease in advertising expense, the impact of a litigation reserve recorded in the 2005 period which was subsequently reversed, foreign currency translation and a $4 million reduction in distribution costs. These decreases were partially offset by higher selling expense.

•	Operating income for the quarter decreased 7 percent to $171 million, or 18 percent of net revenues, compared to $184 million, which also was 18 percent of first-quarter net revenues in 2005. The decrease in operating income was primarily driven by lower net revenues and gross margin, partially offset by lower selling, general and administrative expenses.

•	Interest expense for the first quarter of 2006 decreased 3 percent to $66 million compared to $68 million in the prior year period. The decrease was primarily attributable to lower average debt balances during the 2006 quarter.

•	Income tax expense for the quarter was $52 million compared to $49 million in the 2005 period. The increase is primarily attributable to the increase in our income before taxes compared to the first quarter of 2005, partially offset by a lower effective income tax rate. The effective income tax rate for the quarter was 49 percent, compared to 51 percent for the prior year period.
“We delivered strong net income, a healthy 18 percent operating margin and free cash flow this quarter,” said Hans Ploos van Amstel, chief financial officer. “We continue to focus on cost discipline and bottom-line results in order to reduce our debt. Our operating expenses and our working capital both improved this quarter. Our bond offering in March allowed us to eliminate the debt secured by our trademarks, extend our maturity profile and reduce annual interest expense by approximately $10 million. We remain cautious about our sales performance this year with the challenges we face with Europe, the U.S. Levi Strauss Signature® brand and continued retail door closures. Still, we expect to continue to deliver strong profit and cash flow.”
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LS&CO. Q1 2006 Results/Add Two
April 11, 2006
Presentation of Licensing Revenue
 LS&CO. now includes revenues from licensing arrangements as part of its consolidated net revenues, reflecting the increased contribution of licensing revenues to operating income and management’s focus on expanding the company’s licensing business. Revenues from licensing were previously included in “other operating income” in the company’s consolidated statements of income. See Note 1 in the company’s consolidated financial statements for the three months ended February 26, 2006 for further discussion of the company’s classification of licensing revenues.
Investor Conference Call
 The company’s first-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, April 11, 2006, at 7 a.m. PST/10 a.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through April 18 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 7382205.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2005, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 26,	November 27,
	2006	2005
ASSETS	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$281,433	$239,584
Restricted cash	3,650	2,957
Trade receivables, net of allowance for doubtful accounts of $26,275 and $26,193	517,091	626,866
Inventories:
Raw materials	13,684	16,431
Work-in-process	12,638	16,908
Finished goods	507,385	506,902

Total inventories	533,707	540,241
Deferred tax assets, net of valuation allowance of $43,091 and $42,890	94,288	94,137
Other current assets	90,024	66,902

Total current assets	1,520,193	1,570,687
Property, plant and equipment, net of accumulated depreciation of $489,520 and $471,545	375,542	380,186
Goodwill	203,214	202,250
Other intangible assets, net of accumulated amortization of $1,219 and $1,081	45,627	45,715
Non-current deferred tax assets, net of valuation allowance of $261,745 and $260,383	498,983	499,647
Other assets	96,293	115,163

Total assets	$2,739,852	$2,813,648

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$92,907	$95,797
Current maturities of capital lease	1,506	1,510
Accounts payable	191,484	235,450
Restructuring liabilities	13,454	14,594
Accrued liabilities	158,973	187,145
Accrued salaries, wages and employee benefits	239,836	277,007
Accrued interest payable	40,663	61,996
Accrued taxes	73,449	39,814

Total current liabilities	812,272	913,313
Long-term debt, less current maturities	2,235,882	2,230,902
Long-term capital lease, less current maturities	3,754	4,077
Postretirement medical benefits	443,194	458,229
Pension liability	203,105	195,939
Long-term employee related benefits	132,711	156,327
Long-term tax liabilities	19,358	17,396
Other long-term liabilities	40,472	41,659
Minority interest	16,002	17,891

Total liabilities	3,906,750	4,035,733

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,144,667)	(1,198,481)
Accumulated other comprehensive loss	(111,412)	(112,785)

Stockholders’ deficit	(1,166,898)	(1,222,085)

Total liabilities and stockholders’ deficit	$2,739,852	$2,813,648

The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands)

Net sales	$940,191	$1,005,872
Licensing revenue	19,767	13,399

Net revenues	959,958	1,019,271
Cost of goods sold	502,522	519,287

Gross profit	457,436	499,984
Selling, general and administrative expenses	285,099	314,648
Gain on disposal of assets	(1,243)	(1,362)
Other operating income	(244)	(298)
Restructuring charges, net of reversals	3,187	3,190

Operating income	170,637	183,806
Interest expense	66,297	68,330
Loss on early extinguishment of debt	7	23,006
Other income, net	(1,148)	(3,959)

Income before income taxes	105,481	96,429
Income tax expense	51,667	49,110

Net income	$53,814	$47,319

The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	February 26,	February 27,
	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$53,814	$47,319
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	16,330	15,181
Gain on disposal of assets	(1,243)	(1,362)
Unrealized foreign exchange losses (gains)	650	(770)
Write-off of unamortized costs associated with early extinguishment of debt	—	3,337
Amortization of deferred debt issuance costs	3,012	3,324
Provision for doubtful accounts	391	1,135
Decrease in trade receivables	112,988	68,077
Decrease (increase) in inventories	10,457	(51,972)
Increase in other current assets	(3,791)	(19,634)
Increase in other non-current assets	(1,332)	(210)
Decrease in accounts payable and accrued liabilities	(99,697)	(100,329)
Increase in income tax liabilities	35,056	43,700
Decrease in restructuring liabilities	(896)	(15,611)
Decrease in accrued salaries, wages and employee benefits	(56,255)	(67,083)
Decrease in long-term employee related benefits	(13,274)	(4,396)
Decrease in other long-term liabilities	(1,744)	(452)
Other, net	(82)	(850)

Net cash provided by (used for) operating activities	54,384	(80,596)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,740)	(4,668)
Proceeds from sale of property, plant and equipment	1,778	2,246
Cash outflow from net investment hedges	—	(2,302)
Acquisition of U.K. retail stores	(1,032)	—

Net cash used for investing activities	(8,994)	(4,724)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	450,000
Repayments of long-term debt	(2,910)	(429,737)
Net (decrease) increase in short-term borrowings	(1,894)	1,668
Debt issuance costs	(41)	(10,415)
Increase in restricted cash	(649)	(2,999)

Net cash (used for) provided by financing activities	(5,494)	8,517

Effect of exchange rate changes on cash	1,953	346

Net increase (decrease) in cash and cash equivalents	41,849	(76,457)
Beginning cash and cash equivalents	239,584	299,596

Ending cash and cash equivalents	$281,433	$223,139

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$80,496	$87,775
Income taxes	17,946	20,283
Restructuring initiatives	4,256	18,800
The notes accompanying our financial statements in our Form 10-Q are an integral part of these consolidated financial statements.